Exhibit 10.1
EXECUTION COPY
SETTLEMENT AGREEMENT
          This Settlement Agreement, dated as of June 9, 2009 (the “Effective Date”), is by and among Purdue Pharma L.P., a Delaware limited partnership (on its own behalf and as successor in interest to The Purdue Pharma Company, a Delaware general partnership), The P.F. Laboratories, Inc., a New Jersey corporation, and Purdue Pharmaceuticals L.P., a Delaware limited partnership (the foregoing are individually and collectively referred to as the “Purdue Companies”), and KV Pharmaceutical Company, a Delaware corporation (together with its Affiliates, “KV”). The Purdue Companies and KV are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
          WHEREAS, the Purdue Companies are the owners of United States patent number 5,508,042 (the “’042 Patent”), and prior to their expiration were the owners of United States patent numbers 5,226,331 (the “’331 Patent”), 5,549,912 (the “’912 Patent”) and 5,656,295 (the “’295 Patent”), relating to and protecting controlled-release oxycodone products, including the product OxyContin®, a controlled-release oxycodone product marketed and sold under NDA No. 20-553 (“OxyContin®”);
          WHEREAS, the Purdue Companies and KV are involved in litigation, Civil Action No. 07 Civ. 3972, Civil Action No. 07 Civ. 3973 and Civil Action No. 07 Civ. 4810 (SHS) (collectively, the “Action”) in the United District Court for the Southern District of New York (the “District Court”) (Civil Action Nos. 07 Civ. 3972 and 07 Civ. 3973 were originally pending in the United States District Court for the District of Delaware as Civil Action No. 07-CV-0032-_ _ _ and 07-CV-0077-_ _ _, but were transferred by the Judicial Panel on Multidistrict Litigation, In re OxyContin Antitrust Litigation, Docket No. 1603, as of May 17, 2007), concerning, inter alia, the validity and enforceability of the ’042 Patent, the ’912 Patent and the ’295 Patent, as well as the infringement by KV of the ’042 Patent, resulting from KV requesting approval (the “FDA Approval”) from the United States Food and Drug Administration (the

“FDA”) of generic versions of OxyContin® through its submission of Abbreviated New Drug Application (“ANDA”) No. 78-506 (collectively with all amendments and supplements thereto, the “KV ANDA”);
          WHEREAS, the KV ANDA contains “Paragraph IV” certifications under 21 U.S.C. §355(j)(2)(A)(vii)(IV) and 21 C.F.R. § 314.94(a)(12)(i)(A)(4) alleging that the ’042 Patent, the ’912 Patent and the ’295 Patent are invalid and unenforceable and therefore cannot be infringed by KV’s manufacture, use or sale of generic versions of controlled-release oxycodone products, including OxyContin®, pursuant to the KV ANDA (the “KV Products”), and the Purdue Companies have disputed such contentions;
          WHEREAS, in the Action, the Purdue Companies have asserted claims against KV and KV has asserted claims and counterclaims against the Purdue Companies, including violations of federal and state antitrust and anticompetition laws, which the Parties now seek to resolve without further litigation; and
          WHEREAS, the KV ANDA has neither tentative approval nor final approval from the FDA and is currently subject to the limitations on final approval pursuant to 21 U.S.C. §355(j)(5)(B)(iii).
          NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:
          1. (a) On the Effective Date, the Purdue Companies and KV are executing and delivering to each other the following documents:
                    (i) a Patent License Agreement, in the form of Exhibit 1(a)(i) hereto (the “Patent License Agreement”);
                    (ii) a Distribution and Supply Agreement in the form of Exhibit 1(a)(ii) hereto (the “Distribution and Supply Agreement”);
                    (iii) a Risk Map License Agreement, in the form of Exhibit 1(a)(iii) hereto;
                    (iv) a Release by the Purdue Companies, in the form of Exhibit 1(a)(iv) hereto (the “Purdue Release”); and

                    (v) a Release by KV, in the form of Exhibit 1(a)(v) hereto (the “KV Release”, and, together with the Purdue Release, the “Releases”).
               (b) On the Effective Date, the Purdue Companies and KV, through their respective attorneys of record, are executing the Consent Judgment, in the form of Exhibit 1(b) hereto (the “Consent Judgment”) and each of the Purdue Companies and KV are causing their respective attorneys of record in the Action to execute and deliver one copy of the Consent Judgment to the attorneys for the Purdue Companies and one copy of the Consent Judgment to the attorneys for KV, as applicable, to be held by each of them until submitted to the District Court in accordance with paragraph 3 of this Settlement Agreement. Unless otherwise expressly set forth herein, as used herein, the term “Settlement Agreement” shall refer to this Settlement Agreement, and such Settlement Agreement, together with each of the Exhibits attached hereto, shall be referred to as the “Settlement Documents.” The term “oxycodone” shall include oxycodone base and any of its salts and “Oxycodone API” shall mean oxycodone as an active pharmaceutical ingredient. The definitions of the terms herein apply equally to the singular and plural of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), and (B) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Settlement Agreement in its entirety and not to any particular provision hereof. For purposes of the Settlement Documents, “Affiliate” means, as to any Party, any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly controls, is controlled by or is under common control with such Party, provided that for purposes of each of the Settlement Documents, The Purdue Frederick Company Inc., a New York corporation (d/b/a The Purdue Frederick Company) shall not be considered an “Affiliate” of any of the Purdue Companies. The terms “control” and “controlled” mean ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof.
               (c) KV agrees that it will make, have made, use, offer to sell and sell the KV Products only in accordance with the Patent License Agreement.
               (d) KV agrees that, notwithstanding anything to the contrary set forth in any of the Settlement Documents, KV will provide the Purdue Companies with at least five (5) business days advance written notice prior to any initial launch shipment of any of the KV Products.
          2. (a) Within two business days after the Effective Date, the Parties shall comply with the requirements of Title XI, Subtitle B of the Access to Affordable Pharmaceuticals Act (The Medicare Prescription Drug Improvement and Modernization Act of 2003, Pub. L. 108-173), as the same may be amended from time to time (the “Act”), by filing all necessary copies of the Settlement Documents (the “MMA Filing”) with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) (the FTC and the DOJ each shall be referred to as an “Agency”). The Parties will use commercially reasonable efforts to coordinate the foregoing filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information. Each Party will keep the other Party reasonably informed of any such communication, provided that neither Party is required to disclose to the other confidential information concerning such Party that was communicated by such Party to an Agency. Neither Party will disclose the confidential information of the other Party to an Agency without such other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
               (b) If, subsequent to the Effective Date, an Agency Objection (as defined below) is raised or an Agency Action (as defined below) is brought, then the Parties shall in good faith use commercially reasonable efforts to revise the Settlement Documents in a manner which “reasonably addresses” (as that term is defined below) such Agency Objection or Agency Action in a manner which does not materially change the economic value of the transactions contemplated by the Settlement Documents for either Party. If such commercially reasonable efforts are not successful, or if it is not possible to reasonably address such Agency Objection or Agency Action in a manner which does not materially change the economic value of the transactions contemplated by the Settlement Documents, then notwithstanding anything herein to the contrary, the Settlement Documents shall remain in full force and effect, including any revisions that the Parties shall have mutually agreed upon in writing. Notwithstanding the foregoing, if a final non-appealable judgment is entered by a court of competent jurisdiction invalidating any of the provisions of paragraphs 5(a), 5(b), 5(c) or 20 of this Settlement Agreement, the Releases or Sections 1, 2 or 3 of the Patent License Agreement or any of the provisions of Article II or Article IV of the Distribution and Supply Agreement, then the Settlement Documents shall become null and void and have no legal effect. For purposes of this paragraph 2(b), (x) the term “Agency Action” shall mean either Agency has brought a judicial or administrative proceeding against either of the Parties related to the terms of the Settlement Documents and (y) the term “Agency Objection” shall mean (i) the Director of the FTC’s Bureau of Competition or a Section Chief of the Antitrust Division of DOJ, as applicable, or a staff person acting expressly on behalf of any of those individuals, has notified either Party in writing that the staff of the Agency is recommending that the Agency institute its own judicial or administrative proceeding against either of the Parties related to the terms of the Settlement Documents, or (ii) either the Assistant Director or Deputy Assistant Director for Healthcare Services and Products Division of the FTC’s Bureau of Competition, or another staff person acting expressly on behalf of any of those individuals (each referred to herein as “Reviewing Agency Staff”), has notified either of the Parties in writing indicating that the Reviewing Agency Staff has reviewed the Settlement Documents and stating a specific objection regarding the possible competitive effects of any of the terms of the Settlement Documents. A notification from the Reviewing Agency Staff of a decision to commence an investigation regarding the Settlement Documents without stating a specific objection shall not constitute an Agency Objection. For purposes of this paragraph 2(b), the Parties shall have “reasonably addressed” any Agency

Objection or Agency Action when (a) the FTC (including its Reviewing Agency Staff) has indicated to the Parties (in writing to either of the Parties or orally to both Parties) that such Agency Objection has been resolved or if the FTC indicates that it otherwise does not intend to expend substantial Agency resources in taking further action at such time with respect to the Settlement Documents, (b) such Agency Objection or Agency Action is withdrawn without any further challenge to the Settlement Documents, or (c) the Parties mutually agree in writing.
          3. On the Effective Date, counsel for the Purdue Companies and counsel for KV shall jointly inform the District Court of the execution of this Settlement Agreement. Within two (2) business days following the Effective Date, counsel for the Purdue Companies or counsel for KV will submit the fully executed Consent Judgment to the District Court for signing and entry, and will simultaneously provide the District Court with a copy of the Settlement Documents in camera and to the extent requested by the District Court, file the Settlement Documents under seal. If for any reason the District Court does not approve the Consent Judgment and enter it as an order of the District Court as submitted, the Parties agree to confer promptly in good faith and to use commercially reasonable efforts to modify the Consent Judgment or take such other action consistent with the Settlement Documents as is required to overcome the District Court’s objections or modifications, and to secure entry of the Consent Judgment as submitted or with agreed-upon modifications, failing which, notwithstanding anything herein to the contrary, (x) the Settlement Documents shall remain in full force and (y) the Parties agree to take all such actions as may be reasonably necessary to dismiss the claims of the Parties against each other in the Action without prejudice; provided, however, that neither of the Parties is under any obligation to revise the Settlement Documents in a manner which materially changes the economic value of the transactions contemplated by the Settlement Documents for such Party. The date on which the Consent Judgment is entered, following the modification of such Consent Judgment, if any, in accordance with this paragraph 3, or if the Consent Judgment is not entered, the date on which the Action is dismissed, shall be the “Consent Judgment Date.” In the event that the Settlement Documents become null and void as provided in paragraph 2 herein, neither the provisions of the Settlement Documents, nor the Settlement Documents themselves

(except for the provisions of the Settlement Documents which remain in effect as specified in paragraph 2 hereof), may be offered into evidence, or be referred to in any testimonial or other evidence, by either Party or any of their Affiliates at any trial, action or other proceeding pertaining to the subject matter hereof, nor shall anything herein be construed as an admission or waiver as to any factual or legal matter by either Party or any of their respective Affiliates.
          4. KV acknowledges and agrees that (a) the ’042 Patent is valid, enforceable and infringed, and the ’331 Patent, the ’912 Patent and the ’295 Patent (the ’331 Patent, the ’912 Patent and the ’295 Patent being collectively referred to herein as the “Purdue Patents”) were valid and enforceable and would have been infringed during their respective terms, as to oxycodone products made, used, sold or offered for sale or imported pursuant to the KV ANDA, and (b) the ’042 Patent is valid and enforceable, and will be valid and enforceable, in any future causes of action or litigation involving KV, its successors or assigns, including any other or future causes of action or litigation respecting different or future products, and the Purdue Patents were valid and enforceable during their respective terms.
          5. (a) KV agrees that, other than in accordance with all of the terms and conditions of the Settlement Documents, KV will not, directly or indirectly, alone or in cooperation with any other person, make, have made, use, sell, ship or offer to sell, import or distribute, or authorize, permit or solicit others to make, have made, use, sell, ship or offer to sell, import or distribute, or facilitate in any manner, indemnify others regarding, or participate in the profits of others arising from, the sale of any controlled-release oxycodone product that is described in or covered by the KV ANDA or that would infringe any of the claims of the ’042 Patent; provided, however, that subject to the proviso of paragraph 5(c) and paragraph 20, the provisions of this paragraph 5(a) shall not apply following the date (the “Terminal Date”) which is the earliest to occur of (A) the expiration of the ’042 Patent, plus any period of exclusivity under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301, et seq., including any amendment thereof; and (B) the date on which, following the entry of a judgment in another case or proceeding after the Effective Date, each and every asserted claim of the ’042 Patent is either (I) unenforceable or (II) invalid; provided, however, that in the case of either clause (I) or (II) above, the mandate affirming the judgment in such other case or proceeding is issued by the United States Court of Appeals for the Federal Circuit following appeal of such judgment, or the time for appeal from that judgment has lapsed.
               (b) KV agrees that it will not, directly or indirectly, alone or in cooperation with any other person, make, have made, use, sell, ship, offer to sell, import or distribute, or authorize, permit or solicit others to make, have made, use, sell, ship, offer to sell, import or distribute, or facilitate in any manner, indemnify others regarding, or participate in the profits of others arising from, the sale of any controlled-release oxycodone product, including 10, 15, 20, 30, 40, 60 and 80 mg dosage strengths, (i) that is substantially as described in the KV ANDA in all foreign countries in which there is a Patent listed in Exhibit 2 hereto (the “Foreign Patents”), or (ii) in a foreign country where the making, using, selling or offering for sale, import or distribution of such product would infringe any of the claims of any of the Foreign Patents in such country; provided, however, that subject to the proviso of paragraph 5(c) and paragraph 20, the provisions of this paragraph 5(b) shall not apply on a country-by-country basis following the date which is the later of (x) (A) the expiration date of the last to expire of the Foreign Patents and (B) November 25, 2012, and (y) the date on which a court of competent jurisdiction or applicable patent office enters a final, non-appealable judgment or ruling, providing that with respect to each and every asserted claim of the Foreign Patents in suit in such country that such Foreign Patents are unenforceable or invalid.
               (c) Except as provided in paragraphs 5(a) and 5(b) of this Settlement Agreement and consistent with the proviso of this paragraph 5(c) and paragraph 20 of this Settlement Agreement, nothing set forth in the Settlement Documents shall be deemed to prevent KV from (i) making, having made, using, importing, selling or offering for sale any product which does not infringe the Purdue U.S. Patent Family (as defined in paragraph 6(a)) or Foreign Patents, or (ii) performing any act protected by 35 U.S.C. § 271(e)(1); provided, however, that nothing set forth in the Settlement Documents is intended to license or authorize KV to engage in any of the activities described above in this paragraph 5(c), or otherwise to make, have made, use, import, sell or offer for sale any product, in any case, unless specifically permitted and authorized by Section 1 of the Patent License Agreement, and the Purdue Companies reserve all of their rights to assert a claim of patent infringement for any of such activities and seek all remedies available to them at law or in equity with respect to such claim.
               (d) KV shall take all actions reasonably necessary to obtain FDA Approval of the KV ANDA as soon as reasonably practicable and shall use its commercially reasonable efforts in connection with such actions; provided that such obligation shall terminate upon the effectiveness of the Distribution and Supply Agreement. KV acknowledges that it is solely responsible and accepts full risk for obtaining the FDA Approval of the KV ANDA.
          6. (a) KV agrees that it will not initiate, file, participate, finance, aid, raise a defense or assist in (i) any action or proceeding that challenges the validity, patentability, priority of invention or other claim to priority, or enforceability of the ’042 Patent or any of the Purdue Patents and (ii) any reexamination, protest, observation, comment, opposition, interference or other action or proceeding in the United States Patent and Trademark Office or any federal court of the United States challenging the validity, patentability, priority of invention or other claim to priority, or enforceability of the ’042 Patent or any of the Purdue Patents, or any other patent or patent application claiming priority to application numbers U.S. 800,549 (filed November 27, 1991), U.S. 81,302 (filed June 18, 1993) or PCT/US 92/10146 (filed November 25, 1992) (any and all such ’042 Patent, Purdue Patents, other patents and patent applications are collectively referred to herein as the “Purdue U.S. Patent Family”). The provisions of this paragraph 6(a) shall not apply: (x) to the extent that KV directly or indirectly engages in conduct pursuant to the order of a court of competent jurisdiction, which conduct would otherwise be prohibited by this paragraph 6(a), provided that KV has not directly or indirectly initiated or participated in a request that such court issue such order; or (y) to the extent required by law (excluding pursuant to private contractual arrangements).
               (b) KV agrees that it will not initiate, file, finance, participate, aid, raise a defense or assist in (i) any action or proceeding that challenges the validity, patentability, priority of invention or other claim to priority, or enforceability of any of the Foreign Patents, (ii) any reexamination, protest, observation, comment, interference, opposition, or other action or proceeding in any foreign patent office or court challenging the validity, patentability, priority of invention or other claim to priority, or enforceability of any of the Foreign Patents, and (iii) any application seeking compulsory licensing under a claim within the Foreign Patents. The provisions of this paragraph 6(b) shall not apply on a country-by-country basis (x) following the date which is the later of: (A) the expiration date of the last to expire of the Foreign Patents and (B) November 25, 2012; (y) to the extent that KV directly or indirectly engages in conduct pursuant to the order of a court of competent jurisdiction, which conduct would otherwise be prohibited by this paragraph 6(b), provided that KV has not directly or indirectly initiated or participated in a request that such court issue such order; and (z) to the extent required by law (excluding pursuant to private contractual arrangements).
               (c) KV will not take any action or waive any right, including (i) the right to assert a conflict of interest or (ii) rights under a confidentiality agreement or order, which would have the effect of permitting any of its attorneys of record in the Action to take any action on behalf of a third party which, if taken by KV, would be prohibited by paragraphs 6(a) or 6(b) of this Settlement Agreement. The provisions of the immediately preceding sentence shall not apply (x) to the extent that KV directly or indirectly engages in conduct pursuant to the order of a court of competent jurisdiction, which conduct would otherwise be prohibited by this paragraph 6(c), provided that KV has not directly or indirectly initiated or participated in a request that such court issue such order; or (y) to the extent required by law (excluding pursuant to private contractual arrangements). KV will not provide to any third party any confidential information or attorney work product relating to the Action or the KV ANDA, except as required by statute, ordinance, regulation, court order or compulsory legal process, provided that KV will request confidential treatment with respect to any confidential information or attorney work product disclosed pursuant hereto.
          7. The Purdue Companies represent and warrant as of the Effective Date that (a) each of them has all necessary partnership or corporate, as applicable, power and authority to execute and deliver the Settlement Documents and to perform its obligations thereunder, (b) the execution, delivery and performance of the Settlement Documents have been duly and validly authorized by each of them and they are delivering to KV an incumbency certificate simultaneously with the execution of this Settlement Agreement attesting to the incumbency of each of the officers executing this Settlement Agreement and the other Settlement Documents on behalf of the Purdue Companies, (c) there is no other agreement, whether written or oral, among the Parties hereto with respect to the subject matter of the Settlement Documents other than as set forth herein and therein, and (d) the Purdue Companies or their Affiliates collectively own all right, title and interest in and to each and every patent and/or patent application within the Purdue U.S. Patent Family and have not granted or otherwise transferred to any third party any right to enforce any patent or patent application included in the Purdue U.S. Patent Family, or any right to practice any patent or patent application included in the Purdue U.S. Patent Family that would conflict with this Settlement Agreement. Upon execution and delivery of the Settlement Documents by each of the Purdue Companies, the Settlement Documents shall constitute the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies.
          8. KV represents and warrants as of the Effective Date that (a) KV has all necessary corporate, limited liability company or partnership, as applicable, power and authority to execute and deliver the Settlement Documents and to perform KV’s obligations thereunder, (b) the execution, delivery and performance of the Settlement Documents have been duly and validly authorized by KV and KV is delivering to the Purdue Companies an incumbency certificate simultaneously with the execution of this Settlement Agreement attesting to the incumbency of each of the officers executing this Settlement Agreement and the other Settlement Documents on behalf of KV, (c) there is no other agreement, whether written or oral, among the Parties hereto with respect to the subject matter of the Settlement Documents other than as set forth herein and therein, (d) KV owns all right, title and interest in and to the KV ANDA, no other person or entity has any rights under the KV ANDA, and KV has not otherwise transferred or assigned any of its rights under the KV ANDA, (e) KV has not transferred or assigned any of its rights or claims with respect to the Action, (f) KV does not have any other pending ANDA relating to controlled-release oxycodone products and has no current plans to file any other ANDA relating to any such product, (g) KV is not subject to or aware of an order of a court of competent jurisdiction of the type referred to in paragraph 6(a)(x), paragraph 6(b)(y) or paragraph 6(c)(x) hereof, (h) KV is not a party to or bound by a contractual arrangement of the type referred to in paragraph 6(a)(y), paragraph 6(b)(z) or paragraph 6(c)(y) hereof, (i) the only dosage strengths for which KV has requested FDA Approval under the KV ANDA are 10, 15, 20, 30, 40, 60 and 80 mg., (j) no Affiliate of KV has offered to sell, sold, marketed, shipped, distributed or imported any KV Products, (k) KV has not appointed any third party to make, have made, use, offer to sell, sell, ship, distribute or import the KV Products and (l) KV has not offered to sell, sold, marketed, shipped, distributed or imported the KV Products to third parties for resale by such third parties for and on behalf of KV. Upon execution and delivery of the Settlement Documents by KV, the Settlement Documents shall constitute the legal, valid and binding agreements of KV, enforceable against it in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies. KV shall be liable for (i) any breach of the provisions of the Settlement Documents by any of its Affiliates and (ii) any failure by KV to cause its Affiliates to comply with the Settlement Documents.
          9. Except as (a) required by statute, ordinance or regulation, (b) required pursuant to compulsory legal process, (c) necessary for the exercise of the rights granted to the Parties under the Settlement Documents, (d) expressly permitted under this paragraph 9, (e) set forth in the press releases attached hereto as Exhibit 9(e) to be issued by the respective Parties at 7:00 AM EDT on the day following the Effective Date, or as otherwise agreed to by the Parties, or (f) set forth in the Current Report on Form 8-K attached hereto as Exhibit 9(f), none of the Purdue Companies, KV, or any of their respective Affiliates will publicly announce or otherwise disclose to any third party any of the terms of the Settlement Documents, without the prior written approval of the other Party. Except as set forth above in paragraphs 9(e) and (f), the Parties will only release public announcements of the execution of the Settlement Documents in forms to be mutually agreed to by the Parties, provided if a Party is disclosing information relating to the Settlement Documents because it is required to do so to comply with statutory, regulatory or legal process requirements, including its reporting requirements under the Securities Exchange Act of 1934, as amended, or any national securities exchange on which it is listed, which may include the aggregate financial effects of the different options under the Settlement Documents on KV’s financial condition, but shall not include specific timing, pricing or units, such Party intending to make such disclosure shall give the other Party at least two (2) business days prior notice in writing of the text of the intended disclosure, unless such statutory, regulatory or legal process requirements would require earlier disclosure, in which event, the notice shall be provided as early as practicable. A disclosing Party agrees to request confidential treatment with respect to the terms of the Settlement Documents and to use commercially reasonable efforts to have redacted such provisions of the Settlement Documents as the Parties may agree from any copies filed pursuant to such statutory, regulatory or legal process requirements. If either Party determines that it will be required to file the Settlement Documents as provided above, promptly after the giving of notice by such Party as contemplated above, the Parties will use commercially reasonable efforts to agree on those provisions of the Settlement Documents that the Parties will seek to have redacted as provided above. Notwithstanding anything to the contrary above, (i) the Purdue Companies may disclose the terms of the Settlement Documents to (x) present, former or future co-promoters of controlled-release oxycodone products who have a legitimate business reason to know such terms, subject to all such co-promoters keeping the terms of the Settlement Documents confidential, and (y) third parties in connection with patent litigation involving the Purdue U.S. Patent Family or the Foreign Patents or in connection with settlement discussions and agreements with alleged infringers of the Purdue U.S. Patent Family or the Foreign Patents, subject to all such third parties keeping the terms of the Settlement Documents confidential, and (ii) each Party may disclose the terms of the Settlement Documents to its respective Affiliates, insurers, lenders, attorneys and accountants, subject to such Affiliates, insurers, lenders, attorneys and accountants being bound by confidentiality obligations.
          10. This Settlement Agreement, including the obligations of the Parties under the Consent Judgment and the other Exhibits hereto, is binding upon and shall inure to the benefit of each Party hereto, and each of its successors and permitted assigns. KV may not assign, transfer, license or otherwise convey in any other form (by way of merger, acquisition, statute, operation of law or otherwise), in whole or in part, any of its rights or obligations under this Settlement Agreement or the KV ANDA (an “Assignment”) without the prior written consent of the Purdue Companies, which consent may be withheld in the sole discretion of the Purdue Companies; provided, however, that no such Assignment shall in any manner limit or impair the obligations of KV hereunder; and provided further, however, that any party that acquires this Settlement Agreement or the KV ANDA as a result of such Assignment will thereby become subject to the terms and conditions of this Settlement Agreement. If notwithstanding the above, there is a Change of Control of KV, this Settlement Agreement shall be deemed to be assigned and each person or entity directly or indirectly controlling KV and each Affiliate of such person or entity shall become subject to the terms and conditions of this Settlement Agreement and shall agree in writing to be bound hereby and KV shall remain primarily liable for the performance of all its obligations under this Settlement Agreement and for causing its assignees to act in a manner consistent herewith. For purposes of this paragraph 10, “Change of Control” shall mean the transfer or disposition (including by way of merger, acquisition, consolidation, sale of stock, sale of assets, operation of law or otherwise), directly or indirectly, of more than 50% of the total assets, equity interests, or voting power of KV. Any Assignment, attempted Assignment or assignment of the rights hereunder by KV in contravention of the provisions of this paragraph 10 shall be void and shall have no force or effect. In the event that the Purdue Companies (or any of their respective successors and assigns) sell or assign (other than in connection with the grant of a security interest), the ’042 Patent to any other person or entity, such person or entity shall agree to assume the obligations of the Purdue Companies under the Settlement Documents in writing as a condition to such acquisition.

          11. The Settlement Documents set forth the entire agreement and understanding among the Parties hereto as to the subject matter hereof and supersede all other documents, oral consents or understandings, if any, made between the Purdue Companies and KV (excluding any agreements or stipulations endorsed by court order) before the Effective Date with respect to the subject matter hereof. None of the terms of the Settlement Documents shall be amended or modified except in a writing signed by each of the Parties hereto. The Parties acknowledge that there have been a number of drafts of the Settlement Documents exchanged between them prior to the Parties’ agreement on the final version of the Settlement Documents which have been executed by them. The Parties expressly agree that these drafts have been superseded by the executed Settlement Documents and shall not be used in any dispute between the Parties as evidence with respect to interpreting the meaning of any provision of this Settlement Agreement.
          12. Any term or provision of the Settlement Documents which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be deemed reformed to the extent required to make such term or provision valid or enforceable in the manner most closely reflecting the Parties’ intentions as reflected in the Settlement Documents (provided that any such reformation can be achieved without material change to the economic value of the transactions contemplated by the Settlement Documents), and shall not render invalid or unenforceable the remaining terms and provisions of the Settlement Documents in such jurisdiction or in any other jurisdiction, except as expressly provided in paragraphs 2 or 3 of this Settlement Agreement.
          13. This Settlement Agreement, and the rights and obligations created hereunder, shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflicts of law principles.
          14. Any notice required under this Settlement Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any of the Purdue Companies:
Purdue Pharma L.P.
One Stamford Forum
201 Tresser Boulevard
Stamford, CT 06901-3431
Attention: General Counsel
Fax No.: (203) 588-6204
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Stuart D. Baker
Fax No.: (212) 489-7130
If to KV:
KV Pharmaceutical Company
2503 South Hanley Road
St. Louis, Missouri 63144
Attention: Paul Brady
Fax No.: (314) 644-2419
with a copy to:
Locke Lord Bissell & Liddell
3 World Financial Center
New York, New York 10281-2101
Attention: John F. Sweeney
Fax No.: (212) 303-2754
Each of the Purdue Companies hereby agrees that Purdue Pharma L.P. (or any other Purdue Company authorized by the Purdue Companies pursuant to the next sentence to provide consents on their behalf under this Settlement Agreement) shall be authorized to provide (and to determine whether or not to provide) any and all consents on behalf of each of them under this Settlement Agreement and shall not take any action inconsistent with such authorization. The Purdue Companies may, at any time upon written notice to KV as provided above, replace Purdue Pharma L.P. (or any replacement thereof) with any other Purdue Company who they agree shall be authorized to provide consents on behalf of each of the Purdue Companies under this Settlement Agreement.

          15. A waiver by any Party of any term or condition of this Settlement Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach of this Settlement Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Settlement Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any of the Parties.
          16. Each of the Parties agrees that in executing the Settlement Documents and in accepting the consideration provided for herein, each of the Parties does so with full knowledge of any and all rights that each of the Parties may have with respect to the controversies herein compromised. Each of the Parties affirms that it is not relying and has not relied upon any representation or statement made by any of the other Parties with respect to the facts involved in said controversies or with regard to each of the Parties’ legal rights or asserted legal rights, except as set forth in paragraphs 7 and 8 hereof, and except as set forth in any representation or warranty in the Patent License Agreement or the Distribution and Supply Agreement, as the case may be. Each of the Parties hereby assumes the risk of any mistake of fact or legal right with regard to said controversies or with regard to any of the facts or legal rights that are now unknown to such Party, except with respect to any breach of paragraphs 7 and 8 hereof, and except as set forth in any representation or warranty in the Patent License Agreement or the Distribution and Supply Agreement, as the case may be.
          17. Each of the Parties agrees that it has received independent legal advice from its attorneys with respect to the rights and asserted rights arising out of the controversies between the Parties relating to the Purdue U.S. Patent Family, the Foreign Patents and the Action. Each of the Parties further agrees that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may have deemed necessary or desirable in connection with the subject matter of this Settlement Agreement, prior to the execution hereof.
          18. If KV breaches, in any material respect, any provision of paragraphs 1(c), 1(d), 4, 5(a), 5(b) or 6 of this Settlement Agreement, or Sections 1 or 2(a) of the Patent License Agreement, in

addition to any other remedy the Purdue Companies may have at law or in equity, the Purdue Companies, upon a showing of such breach, shall be entitled to a preliminary injunction to prevent the continuance of such breach, without the requirement of the posting of a bond.
          19. This Settlement Agreement may be executed in counterparts (including by facsimile or other electronic transmission), and each fully executed counterpart shall be deemed an original of this Settlement Agreement.
          20. Except for the rights, agreements and covenants specifically granted pursuant to this Settlement Agreement, no other right, written or oral license, covenant not to sue, waiver or release of future infringement or other written or oral authorization is or has been granted or implied by this Settlement Agreement. Furthermore, and for the avoidance of doubt, no activity by KV with respect to the making, having made, using, offering to sell, selling, shipping, distributing or importing of any (a) KV Product and (b) any other pharmaceutical product or ingredient, shall constitute an authorized sale under this Settlement Agreement unless, in the case of (a) above, it is expressly permitted and authorized under Section 1 of the Patent License Agreement or Section 2.1 of the Distribution and Supply Agreement, as applicable; and no determination that any patent rights of the Purdue Companies in the ‘042 Patent or any other intellectual property have been terminated or exhausted may be based on any activity by KV whatsoever unless and solely to the extent that such activity relates to a sale of KV Products expressly permitted and authorized under Section 1 of the Patent License Agreement or Section 2.1 of the Distribution and Supply Agreement, as applicable.
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Settlement Agreement Signature Page
          IN WITNESS WHEREOF, each of the Parties has caused this Settlement Agreement to be executed as of the date first written above by its duly authorized officer or agent.

PURDUE PHARMA L.P. (on its own behalf and as successor in interest to The Purdue Pharma Company)
By:	Purdue Pharma Inc., its general partner
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	EVP, CFO & Treasurer

THE P.F. LABORATORIES, INC.
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	EVP, CFO & Treasurer

PURDUE PHARMACEUTICALS L.P.
By:	Purdue Pharma Inc., its general partner
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	EVP, CFO & Treasurer

KV PHARMACEUTICAL COMPANY
By:	/s/ Paul T. Brady
	Name:	Paul T. Brady
	Title:	Corporate Vice President, B.D.